APPENDIX 2


                         CONSUMERS FINANCIAL CORPORATION
                       PLAN OF LIQUIDATION AND DISSOLUTION


      This Plan of Liquidation and Dissolution (the Plan ) is for the purpose of effecting the liquidation and dissolution of Consumers Financial Corporation, a Pennsylvania corporation (the Company ), in accordance with and pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended PBCL ) and Section 331 of the Internal Revenue Code of 1986, as amended (the Code ), in substantially the following manner:

      1. Effective Date. The Plan shall be effective on the date (the
Effective Date) on which it is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and Series A 8 1/2% Preferred Stock of the Company, voting separately as a class and together, at a special meeting (the Special Meeting ) of the Company s shareholders (the Shareholders ) called for such purpose pursuant to a Notice and Proxy
Statement dated January ___, 1998 and filed with the Securities and Exchange Commission.

      2. Cessation of Business. After the Effective Date, the Company shall not engage in any business activities except for the purposes of (i) prosecuting or defending lawsuits by or against the Company, (ii) enabling the Company to gradually settle and close its business, dispose of and convey its property, discharge liabilities and wind up its business affairs and (iii) making the Liquidation Distribution (as hereinafter defined) and distributing its remaining assets, if any, in accordance with the Plan. The Board of Directors of the Company (the Board ) and, at their pleasure, the officers, shall continue in office solely for these purposes. After Articles of Dissolution are filed with the Pennsylvania Department of State, the Company will not plan to hold any further annual meetings of its Shareholders.

      3. Dissolution. As promptly as practicable after the Effective Date and upon the filing of Articles of Dissolution with the Pennsylvania Department of State, the Company shall be dissolved pursuant to the provisions of Subchapter F of Chapter 19 of the PBCL ( Subchapter F ), unless prior to such filing of the Articles of Dissolution the Board of Directors has determined to dissolve the Company in accordance with Subchapter H of Chapter 19 of the PBCL, at which time any reference to Subchapter F herein shall mean Subchapter H.

      4. Sale of Assets. As part of the overall Plan, the Company has entered into the Asset Purchase Agreement dated as of December 30, 1997 by and among the Company, Consumers Life Insurance Company, a wholly-owned subsidiary of the Company, Investors Fidelity Life Assurance Corp., a wholly-owned subsidiary of Consumers Life Insurance Company, and Life of the South Corporation, providing for the sale of the inforce credit insurance and certain related assets of the Company in exchange for cash (the Sale of Assets ), and its credit insurance and fee income accounts in exchange for cash to be received over a five-year period. After the Effective Date, the Company shall have continuing authority to sell, lease, exchange or otherwise convert all or any part of its assets as contemplated by the terms and provisions of the Plan, including, if the requisite approval of the Shareholders is received, the Sale of Assets.

      5. Payment of Debts. The Company shall pay or make proper provision for the payment of all known or ascertainable liabilities of the Company, including all amounts estimated by the Board to be necessary, appropriate or desirable, in its absolute discretion, for the payment of estimated expenses, taxes and contingent liabilities (including expenses of dissolution, liquidation and termination of existence), all as provided in Subchapter F.

      6. Liquidating Distribution. The Company shall (i) redeem and cancel all of the outstanding shares of Preferred Stock at par value ($10.00 per share), and (ii) distribute pro rata to the holders of Common Stock, that portion of cash remaining after making provision for the payment of all debts (the Liquidating Distribution ). The Liquidating Distribution may be made in a series of distributions and is intended to be made in cash, in such manner and at such time or times as the Board, in its absolute discretion, may determine.

      7. Cancellation of Common Stock and Preferred Stock. The Liquidating Distribution shall be in complete redemption and cancellation of all of the outstanding Common Stock and Preferred Stock of the Company. The Board may direct that the Company s stock transfer books be closed at the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the Board, in its absolute discretion, may determine (the Final Record Date ) and thereafter certificates representing Common Stock and Preferred Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The Shareholders shall surrender stock certificates (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in case of lost or destroyed certificates) as a condition to their receipt of any Liquidating Distribution immediately following the Final Record Date.

      8. Missing Shareholders. If any Liquidating Distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered a certificate evidencing the Common Stock and Preferred Stock as required hereunder, or for any other reason, then the distribution to which such Shareholder is entitled shall (unless transferred to the trust established pursuant to Section 11 hereof) be transferred to and deposited with the state official authorized by the laws of the Commonwealth of Pennsylvania to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Shareholder as the sole equitable owner thereof and shall escheat to the Commonwealth of Pennsylvania or be treated as abandoned property in accordance with the laws of the Commonwealth of Pennsylvania. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

      9. Amendments. Notwithstanding the adoption of the Plan by the Company s Shareholders, the Board may modify or amend the Plan (including, without limitation, proceeding under the provisions of Subchapter H of the PBCL in lieu of proceeding under Subchapter F and, prior to the filing of Articles of Dissolution with the Department of State of the Commonwealth of Pennsylvania, may abandon the Plan, without further action by the Shareholders to the extent permitted by Pennsylvania law.

      10. Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with applicable law, its articles and bylaws and any contractual arrangements for actions taken in connection with the Plan and the winding up of the affairs of the Company and shall indemnify any liquidating trustees and their agents on similar terms. The Company s obligation to indemnify such persons may be satisfied out of the assets of the Liquidating Trust (as defined below). The Board and the trustees, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, agents and trustees to the extent permitted by law.

      11. Liquidating Trust. If necessary for any reason to complete the liquidation and distribution of the Company s assets to the Shareholders, the Board may at any time transfer to a liquidating trust (the Liquidating Trust) under a Liquidating Trust Agreement substantially in the form attached hereto as Exhibit 1, any remaining assets of the Company. The Liquidating Trust, if any, will succeed to all of the then remaining assets of the Company, including such reserve, and any liabilities of the Company. The sole purpose of the Liquidating Trust will be to liquidate on terms satisfactory to the liquidating trustee(s) and to distribute the assets formerly owned by the Company, if any, after paying any remaining liabilities of the Company to the Shareholders. Notwithstanding the foregoing, to the extent that distribution of any assets of the Company cannot be effectuated without the consent of a governmental authority, no such distribution shall be effected without such consent.

      12. Power of Board of Directors. The Board and, if authorized by the Board, the officers, shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of the Company and the distribution of its assets to its Shareholders in accordance with the PBCL and the Code. The death, resignation, or other disability of any director or officer of the Company shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. Upon such death, resignation or other disability, the surviving or remaining director(s), or, if there be none, to the extent permitted by law the surviving or remaining officer(s) shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. In connection with and for the purpose of implementing and assuring completion of the Plan, the Company may, in the absolute discretion of the Board, pay to the Company s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake or actually undertake, in successful implementation of the Plan. Adoption of the Plan by the Shareholders shall constitute the approval of the Shareholders of the payment of any such compensation. The dissolution of the Company shall not subject its directors or officers to standards of conduct different from those prescribed by or pursuant to Chapter 17 of the PBCL.